Exhibit 23.3

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Ashland Global Holdings Inc. for the registration of guarantees of indebtedness of subsidiaries of Ashland Global Holdings Inc. of our being named in the Ashland Inc. Annual Report on Form 10-K for the year ended September 30, 2015, in the form and context in which we are named. We do not authorize or cause the filing of such Amendment and do not make or purport to make any statement other than as reflected in the Amendment.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.
By: Francine F. Rabinovitz